As filed with the Securities and Exchange Commission on August 10, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	06-1236189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Dr. Santanu Das

President and Chief Executive Officer

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Timothy C. Maguire, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, Massachusetts 02111

(617) 856-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
5.45% Convertible Notes due September 30, 2010	$25,013,000	$25,013,000	$25,013,000	$768
Common Stock, par value $.001 per share	13,668,303	N/A(1)	N/A(1)	N/A(1)

(1)	The shares of common stock registered hereunder are issuable upon conversion of the 5.45% Convertible Note due 2010 registered hereunder. Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of common stock issuable upon conversion of the exercise of the conversion privilege.

(2)	The 13,668,303 shares of common stock that are being registered represent an estimate of the maximum aggregate number of shares of common stock that could be issued upon conversion of the 5.45% Convertible Notes due September 30, 2010 (the “2010 Notes”), calculated as follows:

(a)	a maximum of 11,809,724 shares of common stock would be issued upon conversion of the 2010 Notes at the conversion price of $2.118 (472.1435 shares per $1,000 principal face amount) (i.e., $25,013,000 ÷ $2.118 = 11,809,726, with cash to be paid in lieu of fractional shares); and

(b)	a maximum of 13,668,303 shares of common stock would be issued upon conversion of the 2010 Notes at the conversion price of $1.83. (546.4481 shares per $1,000 principal face amount after providing for a conversion rate adjustment to $1.83 pursuant to the terms of the 2010 Notes) (i.e., $25,013,000 ÷ $1.83 = 13,668,306, with cash to be paid in lieu of fractional shares).

(3)	The Registrant previously filed a Registration Statement on Form S-4 (Registration No. 333-125939) as filed with the Securities and Exchange Commission on June 17, 2005, as amended on July 13, 2005, registering 14,711,627 shares of Common Stock and paid a registration fee of $3,393.85. The Registrant withdrew such registration statement on September 7, 2005 prior to effectiveness. Accordingly, pursuant to Rule 457(p) the registration fee paid in connection with the withdrawn registration statement (333-125939) is hereby attributed to the registration fee ($768) payable hereunder.

TRANSWITCH CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL TRANSWITCH SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED AUGUST 10, 2007

TRANSWITCH CORPORATION

$25,013,000 Aggregate Principal Amount of 5.45% Convertible Notes Due September 30, 2010

and

13,668,303 Shares of Common Stock

Issuable Upon Conversion of the Notes

This prospectus relates to the public offering of our common stock and 5.45% Convertible Notes due September 30, 2010. The 5.45% Convertible Notes due September 30, 2010 are currently held by our noteholders and the shares of common stock registered hereunder are issuable upon the conversion of the 5.45% Convertible Notes due September 30, 2010.

The principal terms of the notes include the following:

Maturity	September 30, 2010

Voluntary conversion – general	The notes will be convertible, at the option of the holder, at any time on or prior to maturity, other than a redemption date, at a conversion ratio of 472.1435 per $1,000 in principal amount of notes.

If a holder of the notes converts such notes in connection with a corporate transaction that constitutes a change in control at any time prior to July 6, 2010, pursuant to which 10% or more consideration for the common stock in such transaction consists of cash or securities that are not traded or scheduled to be traded immediately following such transaction on a United States national securities exchange or any United States system of dissemination of quotations, then, in addition to the Conversion Shares such holder is entitled to receive upon such conversion, the Corporation will pay a make-whole payment premium in cash to such holder.

Optional redemption	At any time after July 6, 2009, the Corporation will have the option to redeem all or any portion of the notes at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest; provided, however, that the notes will not be redeemable during such period unless the closing price per share of the Corporation’s common stock exceeds 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days immediately preceding notice to the holders of the notes of the Corporation’s redemption of the notes.

Ranking	The notes are unsecured and unsubordinated obligations and will rank senior to all of our existing and future unsecured indebtedness, unless consented to by the holders of a majority of the principal amount outstanding of the notes. The 2010 Notes are pari passu with the 5.45% Plus Cash Notes due September 30, 2007.

The notes are currently designated for trading on the PORTAL Market. The notes are issued in $1,000 principal amount and integral multiples of $1,000.

Our common stock is traded on the Nasdaq Global Market under the symbol “TXCC.” The last reported sales price of the common stock on the Nasdaq Global Market on August 8, 2007 was $1.66 per share. The securities offered by this prospectus may be offered in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale. Investing in the securities referred to in this prospectus involves risks that are described in the “ Risk Factors” beginning on page 1 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2007.

The information in this prospectus is not complete and may be changed. These securities may not be sold by the selling securityholders until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK OR 2010 NOTES. IN THIS PROSPECTUS, REFERENCES TO THE “COMPANY,” “TRANSWITCH,” “WE,” “US” AND “OUR” REFER TO TRANSWITCH CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. TranSwitch is a registered trademark owned by us.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors.”

Unless the context otherwise requires, all references to “TranSwitch Corporation,” “the Company”, “we,” “us,” or “our” in this prospectus refer collectively to TranSwitch Corporation, a Delaware corporation, and its subsidiaries.

Issuer	TranSwitch Corporation

Notes	25,013,000 principal amount of 5.45% Convertible Notes due September 30, 2010 (the “2010 Notes”). The 2010 Notes will be issued in principal amounts of $1,000 and integral multiples of $1,000.

Maturity	September 30, 2010

Interest	Interest on the 2010 Notes will be payable at a rate of 5.45% per year, payable on March 31 and September 30 of each year, commencing on September 30, 2007.

Interest shall be paid in cash.

Voluntary conversion – general	The 2010 Notes will be convertible, at the option of the holder, at any time on or prior to maturity, other than a redemption date, at a conversion ratio of 472.1435 per $1,000 in principal amount of 2010 Notes.

If a holder of the 2010 Notes converts such 2010 Notes in connection with a corporate transaction that constitutes a change in control at any time prior to July 6, 2010, pursuant to which 10% or more consideration for the common stock in such transaction consists of cash or securities that are not traded or scheduled to be traded immediately following such transaction on a US national securities exchange or any United States system of dissemination of quotations, then, in addition to the conversion shares, such holder is entitled to receive upon such conversion, we will pay a make-whole payment premium in cash to such holder.

Optional redemption	At any time after July 6, 2009, we will have the option to redeem all or any portion of the 2010 Notes at a redemption price equal to 100% of the principal amount together with accrued and unpaid interest; provided, however, that the 2010 Notes will not be redeemable during such period unless the closing price per share of our common stock exceeds 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days immediately preceding notice to the holders of the 2010 Notes of our redemption of the 2010 Notes.

Repurchase at holder’s option upon a change in control	A holder may require us to repurchase the 2010 Notes upon a change in control in cash at 100% of the principal amount, plus accrued and unpaid interest.

Ranking	The 2010 Notes are unsecured and unsubordinated obligations and will rank senior to all of our existing and future unsecured indebtedness, unless consented to by the holders of a majority of the principal amount outstanding of the 2010 Notes. The 2010 Notes are pari passu with the 5.45% Plus Cash Notes due September 30, 2007.

Use of proceeds	We will not receive any of the proceeds from the sale of the 2010 Notes or the underlying common stock by any selling securityholders.

i

Registration rights	We have filed with the Securities and Exchange Commission a shelf registration statement for the resale of the 2010 Notes and the common stock issuable upon conversion. We have agreed to keep the shelf registration statement effective until two years after the latest date on which we issue 2010 Notes in this offering. If we do not comply with these registration obligations, we will be required to pay liquidated damages to the holders of the 2010 Notes or the common stock issuable upon conversion.

Trading	The 2010 Notes are eligible for trading on the PORTAL Market. Our common stock is traded on the Nasdaq Global Market under the symbol “TXCC.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the 2010 Notes.

TranSwitch was incorporated in Delaware on April 26, 1988. Our executive office is located at 3 Enterprise Drive, Shelton, Connecticut, and our telephone number is (203) 929-8810.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the section entitled “Risk Factors” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

You should carefully consider the following risks related to this offering before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks and the risks set forth in our filings with the Securities and Exchange Commission (“SEC”). The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently deem immaterial may also impair our business operations. You should also refer to our filings with the SEC which are incorporated by reference in this prospectus and set forth in the “Where You Can Find More Information” section of this prospectus.

Our actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below. Each of these factors, and others, are discussed from time to time in our filings with the SEC.

Our operating results may fluctuate because of a number of factors, many of which are beyond our control. If our operating results are below the expectations of public market analysts or investors, then the market price of our common stock could decline. Some of the factors that affect our quarterly and annual results, but which are difficult to control or predict, are:

We have incurred significant net losses.

Our net losses have been considerable for the past several years. Due to current economic conditions, we expect that our revenues will continue to fluctuate in the future and there is no assurance that we will attain positive net earnings in the future.

Our net revenues may continue to fluctuate.

Due to current economic conditions and slowdowns in purchases of VLSI semiconductor devices, it has become increasingly difficult for us to predict the purchasing activities of our customers and we expect that our net revenues will continue to fluctuate in the future.

Our business is characterized by short-term orders and shipment schedules, and customer orders typically can be cancelled or rescheduled without significant penalty to our customers. Because we do not have substantial non-cancelable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. Future fluctuations to our operating results may also be caused by a number of factors, many of which are beyond our control.

In response to anticipated long lead times to obtain inventory and materials from our foundries, we may order inventory and materials in advance of anticipated customer demand, which might result in excess inventory levels if the expected orders fail to materialize. As a result, we cannot predict the timing and amount of shipments to our customers, and any significant downturn in customer demand for our products would reduce our quarterly and annual operating results.

We continue to have substantial indebtedness.

As of August 8, 2007, we have approximately $8,954,000 million in principal amount of indebtedness outstanding in the form of our 5.45% Convertible Plus Cash Notessm due September 30, 2007 (the “Plus Cash Notes”:) and $25,013,000 of our 5.45% Convertible Notes due September 30, 2010 (the “2010 Notes”).

In addition to this indebtedness, we may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our 2010 Notes or Plus Cash Notes;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the 2010 Notes or the Plus Cash Notes. The terms of our Plus Cash Notes permit the holders thereof to voluntarily convert their Plus Cash Notes at any time into a certain number of shares of our common stock and receive a certain amount in cash, which we refer to as the plus cash amount, and, if certain conditions are met, we have the option of settling this cash amount in additional shares of our common stock. The Plus Cash Notes also permit us to automatically convert some or all of the Plus Cash Notes into shares of our common stock subject to certain conditions. We may not elect to settle the plus cash amount payable upon voluntary or automatic conversion in additional shares of our common stock, or we may be restricted from doing so pursuant to the terms of the Plus Cash Notes. If all or a significant percentage of our 2010 Notes or Plus Cash Notes are voluntarily or automatically converted in the future, we may be required to use all or a significant portion of our available cash, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We are using our available cash and cash equivalents each quarter to fund our operations, investments and financing activities.

We anticipate that we will use approximately $1.0 million to $2.0 million in cash and cash equivalents during the third quarter of 2007 to fund our operations and investments. In addition, in order to service our outstanding debt, including amounts required to redeem our Plus Cash Convertible Notes due September 30, 2007, pay fees on our new 2010 Notes and net of amounts received in connection with the issuance of such 2010 Notes, we expect to use an additional $7.1 million in cash.

We believe that we have adequate cash and cash equivalents to fund our operations, investments and to meet our debt obligations through at least September 30, 2008.

We may not be able to pay our debt and other obligations.

If our cash, cash equivalents and operating cash flows are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the 2010 Notes and the Plus Cash Notes or our other obligations, we would be in default under their respective terms. This would permit the holders of the 2010 Notes and the Plus Cash Notes and our other obligations to accelerate their respective maturities and could also cause defaults under any future indebtedness we may incur. Any such default or cross default would have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot be sure that we would be able to repay amounts due in respect of the 2010 Notes and the Plus Cash Notes if payment of those notes were to be accelerated following the occurrence of an event of default as defined in the respective Indentures for the 2010 Notes and the Plus Cash Notes.

We may incur additional indebtedness, including secured indebtedness, which may have rights to payment superior to our 2010 Notes or Plus Cash Notes.

We may incur additional indebtedness, which may be secured. Upon any distribution of our assets in the event of an insolvency, dissolution or reorganization, the payment of the principal of and interest on our secured indebtedness would be distributed out of our assets, which represent the security for such indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the 2010 Notes or the Plus Cash Notes then outstanding once payment of the principal and interest on our secured indebtedness has been made.

Pursuant to the terms of the 2010 Notes, we may not, and may not permit any of our subsidiaries to incur, any indebtedness for money borrowed that will be senior or pari passu to the 2010 Notes; provided, however, that we may obtain a line of credit from a financial institution having assets of not less than $200,000.

If we seek to secure additional financing we may not be able to do so. If we are able to secure additional financing our stockholders may experience dilution of their ownership interest or we may be subject to limitations on our operations.

If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we may need to raise additional funds. However, events in the future may require us to seek additional capital and, if so required, that capital may not be available on terms favorable or acceptable to us, if at all. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations.

The terms of the Plus Cash Notes include voluntary and automatic conversion provisions and the 2010 Notes include voluntary conversion provisions upon which shares of our common stock would be issued, and would also permit us to satisfy certain interest and other payments with additional shares of our common stock. As a result of these shares of our common stock being issued, our stockholders may experience substantial dilution of their ownership interest.

Provisions of our certificate of incorporation, by-laws and Delaware law may discourage takeover offers and may limit the price investors would be willing to pay for our common stock.

Delaware corporate law contains, and our certificate of incorporation and by-laws contain, certain provisions that could have the effect of delaying, deferring or preventing a change in control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions:

•

authorize the issuance of “blank check” preferred stock (preferred stock that our Board of Directors can create and issue without prior stockholder approval) with rights senior to those of common stock;

•	prohibit stockholder action by written consent;

•	establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	dilute stockholders who acquire more than 15% of our common stock.

We may not be able to satisfy a change in control offer.

The Indenture governing the 2010 Notes contains provisions that apply to a change in our control. If someone triggers a change in control as defined in the Indenture, we must offer to purchase the 2010 Notes with cash and may be required to pay a make-whole premium. If we have to make that offer, we can not be sure that we will have enough funds to pay for all the 2010 Notes that the holders could tender.

There is a limited market for the 2010 Notes and you may not be able to sell the 2010 Notes at price acceptable to you.

There is no public market for the 2010 Notes. We cannot assure you of the liquidity of any markets that may develop for the 2010 Notes, your ability to sell your 2010 Notes or the price at which you may be able to sell your 2010 Notes. If a market for the 2010 Notes were to develop, the 2010 Notes could trade at prices that may be higher or lower than the principal amount or purchase price. Future trading prices of the 2010 Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	the price of our common stock; and

•	the market for similar securities.

The 2010 Notes are eligible for trading on the PORTAL Market; however we do not intend to apply for listing of the 2010 Notes on any national exchange.

We could be subject to class action litigation due to securities price volatility, which if it occurs, will distract our management and could result in substantial costs or large judgments against us.

In the past, securities and class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management’s attention and resources, which could cause serious harm to our business, operating results and financial condition or dilution to our stockholders.

If the trading price of our common stock fails to comply with the continued listing requirements of The Nasdaq Global Market, we would face possible delisting, which would result in a limited public market for our common stock and make obtaining future debt or equity financing more difficult for us.

Our common stock is listed on The Nasdaq Global Market and is subject to certain listing requirements, including the requirement that the closing bid price for our shares of common stock exceed $1.00. On August 8, 2007 the price of our shares was $1.66. If we do not continue to comply with the Nasdaq listing requirements, Nasdaq may provide written notification to us regarding the delisting of our securities. At that time, we would have the right to request a hearing to appeal the Nasdaq determination and would also have the option to apply to transfer our securities to The Nasdaq Capital Market.

We cannot be sure that our price will comply with the requirements for continued listing of our common stock on The Nasdaq Global Market, or that any appeal of a decision to de-list our common stock will be successful. If our common stock loses its status on The Nasdaq Global Market and we are not successful in obtaining a listing on The Nasdaq Capital Market, shares of our common stock would likely trade in the over-the-counter market bulletin board, commonly referred to as the “pink sheets.”

If our stock were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common stock is de-listed, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of common stock.

Such delisting from The Nasdaq Global Market or future declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

Our Board of Directors may elect to exercise its discretion to affect a reverse stock split. There are risks and uncertainties inherent in a reverse stock split.

By resolution approved by our stockholders at the annual meeting of stockholders held on May 24, 2007, our Board of Directors has the authority, in its sole discretion, to effect a reverse stock split of our common stock at any time prior to the date of our annual meeting of stockholders to be held in 2008 at a ratio between one for two and one for twenty as selected by the Board of Directors. In addition, notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may choose, in its sole discretion, not to affect a reverse stock split without further approval or action by or prior notice to the stockholders.

Although the price of our common stock is currently above $1.00, failure to implement the reverse stock split may increase the probability that our common stock would be de-listed from The Nasdaq Global Market in the future due to failure to satisfy the minimum bid price listing condition discussed above.

There can be no assurance that any increase in the market price for our common stock resulting from a reverse stock split, if approved and implemented, would be sustainable since there are numerous factors and contingencies that would effect such price, including the market conditions for our common stock at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common stock after a reverse stock split may be lower than the total market capitalization before such reverse stock split and, in the future, the market price of our common stock may not exceed or remain higher than the market price prior to such reverse stock split. Further, there can be no assurance that after a reverse stock split, we would continue to meet the minimum listing requirements of The Nasdaq Global Market.

While a higher share price may help generate investor interest in our common stock, there can be no assurance that a reverse stock split would result in a per share market price that attracts institutional investors or investment funds, or that such price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not improve as a result of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares of our common stock that would be outstanding after the reverse stock split.

Our stock price is volatile.

The market for securities for communication semiconductor companies, including our Company, has been highly volatile. The market sale price of our common stock has fluctuated between a low of $0.21 and a high of $74.69 during the period from June 19, 1995 to August 8, 2007. It is likely that the price of our common stock will continue to fluctuate widely in the future. Factors affecting the trading price of our common stock include:

•	responses to quarter-to-quarter variations in operating results;

•	announcements of technological innovations or new products by us or our competitors;

•	current market conditions in the telecommunications and data communications equipment markets; and

•	changes in earnings estimates by analysts.

We may have to further restructure our business.

We may have to make further restructuring changes if our operating expense run–rate does not continue to decline in the face of current and anticipated business conditions.

We anticipate that shipments of our products to relatively few customers will continue to account for a significant portion of our total net revenues.

Historically, a relatively small number of customers have accounted for a significant portion of our total net revenues in any particular period. For the years ended December 31, 2006 and 2005, shipments to our top five customers, including sales to distributors, accounted for approximately 45% and 48% of our total net revenues, respectively. We expect that a limited number of customers may account for a substantial portion of our total net revenues for the foreseeable future.

Some of the following may reduce our total net revenues or adversely affect our business:

•	reduction, delay or cancellation of orders from one or more of our significant customers;

•	development by one or more of our significant customers of other sources of supply for current or future products;

•	loss of one or more of our current customers or a disruption in our sales and distribution channels; and

•	failure of one or more of our significant customers to make timely payment of our invoices.

We cannot be certain that our current customers will continue to place orders with us, that orders by existing customers will return to the levels of previous periods or that we will be able to obtain orders from new customers. We have no long-term volume purchase commitments from any of our significant customers.

The cyclical nature of the communication semiconductor industry affects our business.

Over the past few years the market for our products continued its recovery from prior years, but showed additional fluctuations in demand. We have seen a shifting in demand towards newer technologies that we introduced into the market in the last few years. In 2006, the industry was marked by a number of high profile mergers and acquisitions both by service providers as well as by equipment manufacturers. Communication service providers, Internet service providers, regional Bell operating companies and inter-exchange carriers continue to closely monitor their capital expenditures. Spending on voice-only equipment remains slow while spending on equipment providing the efficient transport of data services on existing infrastructure appears to be slowly recovering. Demand for new, high bandwidth applications such as video conferencing, broadband audio and telephone is placing an increased burden on existing public network infrastructure. We cannot be certain that the market for our products will not decline in the future.

Our international business operations expose us to a variety of business risks.

Foreign markets are a significant part of our net product revenues. For the year ended December 31, 2006, foreign shipments accounted for approximately 75% of our total net product and services revenues as compared to 85% in the prior year. We expect foreign markets to continue to account for a significant percentage of our total net product revenues. A significant portion of our total net product revenues will, therefore, be subject to risks associated with foreign markets, including the following:

•	unexpected changes in legal and regulatory requirements and policy changes affecting the telecommunications and data communications markets;

•	changes in tariffs;

•	exchange rates, currency controls and other barriers;

•	political and economic instability;

•	risk of terrorism;

•	difficulties in accounts receivable collection;

•	difficulties in managing distributors and representatives;

•	difficulties in staffing and managing foreign operations;

•	difficulties in protecting our intellectual property overseas;

•	natural disasters;

•	seasonality of customer buying patterns; and

•	potentially adverse tax consequences.

Although substantially all of our total net product revenues to date have been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies also may reduce our total net revenues from foreign customers. To the extent that we expand our international operations or change our pricing practices to denominate prices in foreign currencies, we will expose our margins to increased risks of currency fluctuations. We have assessed the risks related to foreign exchange fluctuations, and have determined at this time that any such risk is not material.

Our net product revenues depend on the success of our customers’ products, and our design wins do not necessarily generate revenues in a timely fashion.

Our customers generally incorporate our new products into their products or systems at the design stage. However, customer decisions to use our products (design wins), which can often require significant expenditures by us without any assurance of success, often precede the generation of production revenues, if any, by a year or more. Some customer projects are cancelled, and thus will not generate revenues for our products. In addition, even after we achieve a design win, a customer may require further design changes. Implementing these design changes can require significant expenditures of time and expense by us in the development and pre-production process. Moreover, the value of any design win will largely depend upon the commercial success of the customer’s product and on the extent to which the design of the customer’s systems accommodates components manufactured by our competitors. We cannot ensure that we will continue to achieve design wins in customer products that achieve market acceptance. Further, most revenue-generating design wins take several years to translate into meaningful revenues.

We must successfully transition to new process technologies to remain competitive.

Our future success depends upon our ability to develop products that utilize new process technologies.

Semiconductor design and process methodologies are subject to rapid technological change and require large expenditures for research and development. We currently manufacture our products using 0.8, 0.5, 0.35, 0.25, 0.18 and 0.13 micron complementary metal oxide semiconductor (CMOS) processes and a 1.0 micron bipolar CMOS (BiCMOS) process. We continuously evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies. Other companies in the industry have experienced difficulty in transitioning to new manufacturing processes and, consequently, have suffered increased costs, reduced yields or delays in product deliveries. We believe that transitioning our products to smaller geometry process technologies will be important for us to remain competitive. We cannot be certain that we can make such a transition successfully, if at all, without delay or inefficiencies.

Our success depends on the timely development of new products, and we face risks of product development delays.

Our success depends upon our ability to develop new VLSI devices and software for existing and new markets. The development of these new devices and software is highly complex, and from time to time we have experienced delays in completing the development of new products. Successful product development and introduction depends on a number of factors, including the following:

•	accurate new product definition;

•	timely completion and introduction of new product designs;

•	availability of foundry capacity;

•	achievement of manufacturing yields; and

•	market acceptance of our products and our customers’ products.

Our success also depends upon our ability to do the following:

•	build products to applicable standards;

•	develop products that meet customer requirements;

•	adjust to changing market conditions as quickly and cost-effectively as necessary to compete successfully;

•	introduce new products that achieve market acceptance; and

•	develop reliable software to meet our customers’ application needs in a timely fashion.

In addition, we cannot ensure that the systems manufactured by our customers will be introduced in a timely manner or that such systems will achieve market acceptance.

We sell a range of products that each has a different gross profit. Our total gross profits will be adversely affected if most of our shipments are of products with low gross profits.

We currently sell more than 50 products. Some of our products have a high gross profit while others do not. If our customers decide to buy more of our products with low gross profits and fewer of our products with high gross profits, our total gross profits could be adversely affected. We plan our mix of products based on our internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially.

The price of our products tends to decrease over the lives of our products.

Historically, average selling prices in the communication semiconductor industry have decreased over the life of a product, and, as a result, the average selling prices of our products may decrease in the future. Decreases in the price of our products would adversely affect our operating results. Our customers are increasingly more focused on price, as semiconductor products become more prevalent in their equipment. We may have to decrease our prices to remain competitive in some situations, which may negatively impact our gross margins.

Our success depends on the rate of growth of the global communications infrastructure.

We derive virtually all of our total net revenues from products for telecommunications and data communications applications. These markets are characterized by the following:

•	susceptibility to seasonality of customer buying patterns;

•	subject to general business cycles;

•	intense competition;

•	rapid technological change; and

•	short product life cycles.

In addition, although the telecommunications and data communications equipment markets grew rapidly in the late 1990s and 2000, we have experienced a significant decline in these markets since 2000. We anticipate that these markets will continue to experience significant volatility in the near future.

Our products must successfully include industry standards to remain competitive.

Products for telecommunications and data communications applications are based on industry standards, which are continually evolving. Our future success will depend, in part, upon our ability to successfully develop and introduce new products based on emerging industry standards, which could render our existing products unmarketable or obsolete. If the telecommunications or data communications markets evolve to new standards, we cannot be certain that we will be able to design and manufacture new products successfully that address the needs of our customers and include the new standards or that such new products will meet with substantial market acceptance.

Our intellectual property indemnification practices may adversely impact our business.

We have historically agreed to indemnify our customers for certain costs and damages of intellectual property rights in circumstances where our product is the factor creating the customer’s infringement exposure. This practice may subject us to significant indemnification claims by our customers. In some instances, our products are designed for use in devices manufactured by our customers that comply with international standards. These international standards are often covered by patent rights held by third parties, which may include our competitors. The costs of obtaining licenses from holders of patent rights essential to such international standards could be high. The cost of not obtaining such licenses could also be high if a holder of such patent rights brings a claim for patent infringement. We are not aware of any claimed violations on our part. However, we cannot assure you that claims for indemnification will not be made or that if made, such claims would not have a material adverse effect on our business, results of operations or financial condition.

We continue to expense our new product process development costs when incurred.

In the past, we have incurred significant new product and process development costs because our policy is to expense these costs, including tooling, fabrication and pre-production expenses, at the time that they are incurred. We may continue to incur these types of expenses in the future. These additional expenses will have a material and adverse effect on our operating results in future periods.

We face intense competition in the communication semiconductor market.

The communication semiconductor industry is intensely competitive and is characterized by the following:

•	rapid technological change;

•	subject to general business cycles;

•	price erosion;

•	limited access to fabrication capacity;

•	unforeseen manufacturing yield problems; and

•	heightened international competition in many markets.

These factors are likely to result in pricing pressures on our products, thus potentially affecting our operating results.

Our ability to compete successfully in the rapidly evolving area of high-performance integrated circuit technology depends on factors both within and outside our control, including:

•	success in designing and subcontracting the manufacture of new products that implement new technologies;

•	protection of our products by effective use of intellectual property laws;

•	product quality;

•	reliability;

•	price;

•	efficiency of production;

•	failure to find alternative manufacturing sources to produce VLSI devices with acceptable manufacturing yields;

•	the pace at which customers incorporate our products into their products;

•	success of competitors’ products; and

•	general economic conditions.

The telecommunications and data communications industries, which are our primary target markets, have become intensely competitive because of deregulation, heightened international competition and significant decreases in demand since 2000. A number of our customers have internal semiconductor design or manufacturing capability with which we also compete in addition to our other competitors. Any failure by us to compete successfully in these target markets, particularly in the communications markets, would have a material adverse effect on our business, financial condition and results of operations.

We rely on outside fabrication facilities, and our business could be hurt if our relationships with our foundry suppliers are damaged.

We do not own or operate a VLSI circuit fabrication facility. Four foundries currently supply us with all of our semiconductor device requirements. While we have had good relations with these foundries, we cannot be certain that we will be able to renew or maintain contracts with them or negotiate new contracts to replace those that expire. In addition, we cannot be certain that renewed or new contracts will contain terms as favorable as our current terms. There are other significant risks associated with our reliance on outside foundries, including the following:

•	the lack of assured semiconductor wafer supply and control over delivery schedules;

•	the unavailability of, or delays in obtaining access to, key process technologies; and

•	limited control over quality assurance, manufacturing yields and production costs.

Reliance on third-party fabrication facilities limits our ability to control the manufacturing process.

Manufacturing integrated circuits is a highly complex and technology-intensive process. Although we try to diversify our sources of semiconductor device supply and work closely with our foundries to minimize the likelihood of reduced manufacturing yields, our foundries occasionally experience lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Such reduced manufacturing yields have at times reduced our operating results. A manufacturing disruption at one or more of our outside foundries, including, without limitation, those that may result from natural disasters, accidents, acts of terrorism or political instability or other natural occurrences, could impact production for an extended period of time.

Our dependence on a small number of fabrication facilities exposes us to risks of interruptions in deliveries of semiconductor devices.

We purchase semiconductor devices from outside foundries pursuant to purchase orders, and we do not have a guaranteed level of production capacity at any of our foundries. We provide the foundries with forecasts of our production requirements. However, the ability of each foundry to provide wafers to us is limited by the foundry’s available capacity and the availability of raw materials. Therefore, our foundry suppliers could choose to prioritize capacity and raw materials for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, we cannot be certain that our foundries will allocate sufficient capacity to satisfy our requirements.

We have been, and expect in the future to be, particularly dependent upon a limited number of foundries for our VLSI device requirements. In particular, as of the date of this prospectus, a single foundry manufactures all of our BiCMOS devices. As a result, we expect that we could experience substantial delays or interruptions in the shipment of our products due to the any of the following:

•	sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices;

•	time required to qualify alternative manufacturing sources for existing or new products could be substantial; and

•	failure to find alternative manufacturing sources to produce VLSI devices with acceptable manufacturing yields.

We are subject to risks arising from our using subcontractors to assemble our products.

Contract assembly houses in Asia assemble all of our semiconductor products. Raw material shortages, natural disasters, political and social instability, service disruptions, currency fluctuations, or other circumstances in the region could force us to seek additional or alternative sources of supply or assembly. This could lead to supply constraints or product delivery delays.

Our failure to protect our proprietary rights, or the costs of protecting these rights, may harm our ability to compete.

Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. To that end, we have obtained certain domestic and foreign patents and intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive. We cannot ensure the following:

•	that patents will be issued from currently pending or future applications;

•	that our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	that foreign intellectual property laws will protect our foreign intellectual property rights; and

•	that others will not independently develop similar products, duplicate our products or design around any patents issued to us.

Intellectual property rights are uncertain and adjudication of such rights involves complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. We occasionally receive correspondence from third parties alleging infringement of their intellectual property rights. If we are found to infringe the proprietary rights of others, we could be forced to either seek a license to the intellectual property rights of others or alter our products so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

We are responsible for any patent litigation costs. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings in the United States Patent and Trademark Office or in the United States or foreign courts to determine any or all of the following issues: patent validity, patent infringement, patent ownership or inventorship. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license, if available, or stop making a certain product. From time to time we may prosecute patent litigation against others and as part of such litigation, other parties may allege that our patents are not infringed, are invalid and are unenforceable.

We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Such parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

During the past three years, we have acquired two privately-held companies, one based in the United States and one in Israel. The integration of the operations of the ASIC Design Services, Inc. (ASIC), acquired in August 2003, and Mysticom, acquired in January 2006, have been completed. Additionally, in January of 2007, we acquired substantially all of the assets of the ASIC Design Center Division of Data-JCE in Israel. The integration of this ASIC design center is in progress.

We may pursue acquisitions from time to time that could provide new technologies, skills, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash and cash equivalents;

•	potentially dilutive issuances of equity securities; and

•	incurrence of debt or amortization expenses related to intangible assets with definitive lives.

If the requirements for the earn-out provisions agreed to in connection with the acquisition of the ASIC Design Center Division of Data - JCE are met, we may have to issue a number of shares of our common stock which may be dilutive to our stockholders.

In addition, acquisitions involve numerous other risks, including:

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	unanticipated expenses and operational disruptions while acquiring and integrating new acquisitions.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, other than the current integration of the ASIC division of Data – JCE, we currently have no commitments or agreements with respect to any such acquisition. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected or that we will realize the anticipated benefits of the acquisition.

We have made, and may continue to make, investments in development stage companies, which may not produce any returns for us in the future.

From time to time we have made investments in early stage venture-backed, start-up companies that develop technologies that are complementary to our product roadmap. In April 2003, we made an initial investment in Opulan Technologies Corp. (Opulan). Opulan develops high performance and cost-effective IP convergence ASSPs from its development facility in Shanghai, China. We plan to continue to use our cash to make selected investments in these types of companies. Certain companies in which we invested in the past have failed, and we have lost our entire investment in them. These investments involve all the risks normally associated with investments in development stage companies. As such, there can be no assurance that we will receive a favorable return on these or any future venture-backed investments that we may make. Additionally, our original and any future investments may continue to become impaired if these companies do not succeed in the execution of their business plans. Any further impairment or equity losses in these investments could negatively impact our future operating results.

The loss of key management could affect our ability to run our business.

Our success depends largely upon the continued service of our executive officers, including Dr. Santanu Das, Chief Executive Officer and President, and other key management and technical personnel and on our ability to continue to attract, retain and motivate other qualified personnel.

Natural disasters or acts of terrorism affecting our locations, or those of our suppliers, in the United States or internationally may negatively impact our business.

We operate our businesses in the United States and internationally, including the operation of a design center in India, and sales, design and engineering operations in Israel. Some of the countries in which we operate or in which our customers are located have in the past been subject to terrorist acts and could continue to be subject to acts of terrorism. In addition, some of these areas may be subject to natural disasters, such as earthquakes or floods. If our facilities, or those of our suppliers or customers, are affected by a natural disaster or terrorist act, our employees could be injured and those facilities damaged, which could lead to loss of skill sets and affect the development or fabrication of our products, which could lead to lower short and long-term revenues. In addition, natural disasters or terrorist acts in the areas in which we operate or in which our customers or suppliers operate could lead to delays or loss of business opportunities, as well as changes in security and operations at those locations, which could increase our operating costs.

RATIO OF EARNINGS TO FIXED CHARGES

The following summary represents our Computation of Ratio of Earnings to Fixed Charges (unaudited) for the respective periods:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2002	2003	2004	2005	2006
Ratio of Earnings to Fixed Charges	*	*	*	*	*	*	*

*	The calculation is not meaningful as the ratio is less than 1. For the six months ended June 30, 2006 and 2007, the earnings were insufficient to cover fixed charges by $6,767 and $9,437, respectively. For the years ended December 31, 2002, 2003, 2004, 2005 and 2006, earnings were insufficient to cover fixed changes by $92,485, $35,573, $44,158, $23,445 and $10,742, respectively.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the 2010 Notes or the underlying common stock by any selling securityholders.

SELLING SECURITYHOLDERS

The 2010 Notes and the shares of common stock issuable upon conversion of the 2010 Notes have been registered in accordance with the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the 2010 Notes and the shares of our common stock issuable upon conversion of the 2010 Notes and to keep the registration statement effective until the earlier of: (i) the sale of all the securities registered pursuant to the registration rights agreement and (ii) July 6, 2009.

The selling securityholders may choose to sell 2010 Notes and/or shares of common stock issuable upon conversion of the 2010 Notes from time to time. See “Plan of Distribution.”

The following table sets forth:

•

the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of 2010 Notes and/or shares of common stock issuable upon conversion of the 2010 Notes pursuant to the registration statement,

•

the principal amount of 2010 Notes and the number of shares of our common stock issuable upon conversion of the 2010 Notes which they may sell from time to time pursuant to the registration statement, and

•	the amount of outstanding 2010 Notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the 2010 Notes.

SECURITY HOLDER	NOTES OWNED PRIOR TO THE OFFERING	NOTES OFFERED HEREBY	SHARES OWNED PRIOR TO OFFERING	SHARES THAT MAY BE SOLD[1]
Deutsche Bank AG	$3,057,000	$3,057,000	—	1,670,491
QVT Fund LP	$19,643,000	$19,643,000	—	10,733,879
JGB Capital Offshore Ltd.	$578,000	$578,000	—	315,846
JGB Capital LP	$1,735,000	$1,735,000	—	948,087

[1]	The numbers of shares that may be sold is based on a conversion price of $1.83, which reflects the maximum number of shares that may be issued pursuant to the terms of the Indenture.

If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of 2010 Notes pursuant to the registration statement, we may supplement this prospectus to include that information.

To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus. Each of the selling securityholders were holders of our 5.45% Convertible Plus Cash Notessm due 2007.

A selling securityholder may offer all or some portion of the 2010 Notes and shares of the common stock issuable upon conversion of the 2010 Notes. Accordingly, no estimate can be given as to the amount or percentage of 2010 Notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their 2010 Notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

The information contained under the column heading “Shares That May Be Sold” assumes conversion of full amount of the 2010 Notes held by the holder at the initial rate of $1.83 in principal amount of the 2010 Notes per share of the common stock.

The selling securityholders acquired their shares in connection with our transaction with the selling securityholders, through exchange and purchase agreements, each dated June 29, 2007. In connection with the transaction, we entered into a Registration Rights Agreement dated July 6, 2007 with the selling securityholders pursuant to which we have agreed to register the securities in connection with the transaction.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledges or donees or their successors, may sell the 2010 Notes and our common stock into which the 2010 Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The 2010 Notes and common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the 2010 Notes or our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sales of the 2010 Notes and common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock and deliver these securities to close out their short positions, or loan or pledge the 2010 Notes or common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the 2010 Notes or common stock offered by them will be the purchase price of the 2010 Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of 2010 Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from the offering.

Our common stock is quoted on The Nasdaq Global Market. The 2010 Notes are currently designated for trading on the PORTAL Market.

In order to comply with the securities laws of some states, if applicable, the 2010 Notes and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the 2010 Notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the 2010 Notes and common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act of 1934, as amended, will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific 2010 Notes or shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the 2010 Notes to register their 2010 Notes and our common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross- indemnification of the selling holders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sales of the 2010 Notes and our common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sales of the 2010 Notes and our common stock. We estimate that our total expenses of this offering of the 2010 Notes and common stock will be approximately $56,000.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The 2010 Notes will be issued under the Indenture between us and U.S. Bank and National Association, as trustee. We have summarized portions of the Indenture below. This summary is not complete. We urge you to read the Indenture because it defines your rights as a holder of the 2010 Notes. We will provide you a copy, at no charge, if you contact us. The Indenture is also an exhibit to our current report on Form 8-K as filed with the SEC on July 6, 2007, which is incorporated by reference in this prospectus. Please read “Where You Can Find More Information” on page 28. Terms not defined in this description have the meanings given them in the Indenture. In this section, “TranSwitch,” “we,” “our,” and “us” each refers only to TranSwitch Corporation and not to any of our subsidiaries.

General

The 2010 Notes are unsecured, unsubordinated obligations of ours in an aggregate principal amount of $25,013,000, and will mature on September 30, 2010. The 2010 Notes are issuable in denominations of $1,000 and any integral multiple thereof.

The 2010 Notes bear interest at the rate of 5.45% per annum on the principal amount from July 6, 2007, or from the most recent date to which interest has been paid or provided for until the 2010 Notes are paid in full, converted or funds are made available for payment in full of the 2010 Notes in accordance with the Indenture. Interest is payable at the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion) and semiannually on an “Interest Payment Date,” which is March 31 and September 30 of each year, commencing on September 30, 2007, to holders of record at the close of business on the “Regular Record Date,” which is each March 15 and September 15 (whether or not a business day), respectively, immediately preceding each Interest Payment Date. Each payment of interest on the 2010 Notes will include interest accrued through the day before the applicable Interest Payment Date or the date of maturity (or earlier purchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360- day year composed of twelve 30-day months.

In the event of the maturity, conversion, purchase by us at the option of a holder or redemption of a note, interest will cease to accrue on that note under the terms and subject to the conditions of the Indenture. We may not reissue a note that has matured or has been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of that note.

You may present the 2010 Notes for conversion, exchange or registration of transfer at the office of the trustee. The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness (including additional secured indebtedness) or the issuance or repurchase of securities by us. The Indenture contains no covenants or other provisions to protect holders of the 2010 Notes in the event of a highly leveraged transaction or a change in control, except to the extent described below under “—Change in Control Permits Purchase of 2010 Notes at the Option of the Holder.”

Ranking

The 2010 Notes are unsecured and unsubordinated obligations and will rank senior to all of our existing and future unsecured indebtedness, unless consented to by the holders of a majority of the principal amount outstanding of the 2010 Notes. The 2010 Notes are pari passu with the Plus Cash Notes.

We shall not, and shall not permit any of our subsidiaries to incur, any indebtedness for money borrowed that will be senior or pari passu to the 2010 Notes; provided, however, that we may obtain a line of credit from a financial institution having assets of not less than $200,000,000 in an amount up to $5,000,000, to use for working capital.

Conversion Rights

A holder of a note is entitled to convert it into shares of common stock at any time on or prior to maturity, provided that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the last business day prior to the redemption date. A note in respect of which a holder has delivered a Change in Control Purchase Notice (as defined below) exercising that holder’s option to require us to purchase that holder’s note may be converted only if the Change in Control Purchase Notice is withdrawn by a written notice of withdrawal delivered by the holder to the trustee prior to the close of business on the Repurchase Date, in accordance with the terms of the Indenture.

The initial conversion price for the 2010 Notes is $2.118 per share of common stock, which is equal to a conversion rate of approximately 472.1435 shares per $1,000 principal amount of 2010 Notes. The conversion rate is subject to adjustment upon the occurrence of certain events described below. A holder otherwise entitled to a fractional share of common stock will receive cash in an amount equal to the market value of that fractional share based on the closing sale price on the trading day immediately preceding the conversion date. A holder may convert a portion of that holder’s 2010 Notes so long as that portion is $1,000 principal amount or an integral multiple of $1,000.

The conversion rate is subject to adjustment in some events, including:

•	the issuance of shares of our common stock as a dividend or a distribution with respect to common stock;

•	certain subdivisions and combinations of our common stock;

•	the distribution to holders of common stock of evidences of our indebtedness, shares of any class or capital stock securities, cash or assets;

•	the payment of dividends and other distributions on common stock paid exclusively in cash;

•

in the case of a successful tender or exchange offer, other than an odd lot offer, made by us or any of our subsidiaries for all or any portion of the common stock shall involve an aggregate consideration having a fair market value at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer that exceeds the current market price per share of the common stock outstanding on the Expiration Time times the number of shares of common stock outstanding as of the Expiration Time; and

•	in case the September 30, 2008 trailing twelve month net income shall be less than $0.00.

We may from time to time increase the conversion rate by any amount for any period of time if the period is at least twenty (20) days and our Board of Directors has made the determination that such increase would be in our best interest. Under no circumstances, may the conversion rate be adjusted to less than $1.83.

In order to exercise the conversion privilege with respect to any 2010 Notes in definitive form, the holder of any 2010 Notes to be converted shall surrender such 2010 Notes, duly endorsed or assigned to us or in blank, at any office or agency maintained by us, accompanied by (a) written notice to us, (b) the funds, if any, , and (c) if shares or any portion of such the 2010 Notes not to be converted are to be issued in the name of a person other than the holder thereof, the name of the person in which to issue such shares and the transfer taxes, if any, required to be paid by the holder.

In order to exercise the conversion privilege with respect to any interest in a global note, the beneficial owner must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the depositary’s book-entry conversion program, deliver, or cause to be delivered, by book-entry delivery, an interest in such global note, furnish appropriate endorsements and transfer documents if required by us or the Trustee or other agent, and pay the funds, if any, required and any transfer taxes if required.

As promptly as practicable after satisfaction of the requirements for conversion set forth above, we will issue and deliver to such holder a certificate or certificates for the number of full shares of common stock issuable upon the conversion of such 2010 Notes or portion thereof and a check or cash in respect of any fractional interest in respect of a share of common stock arising upon such conversion, and in respect of any make-whole premium. In case any 2010 Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, we will execute, and the trustee will authenticate and deliver to the holder of the 2010 Notes so surrendered, without charge, a new note or 2010 Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered 2010 Notes.

Each conversion shall be deemed to have been effected as to any such note (or portion thereof) on the date on which the requirements set forth above have been satisfied as to such note (or portion thereof), and the person in whose name any certificate or certificates for shares of common stock shall be issuable upon such conversion shall be deemed to have become on the date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the our stock transfer books shall be closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion rate in effect on the date upon which such 2010 Notes shall be surrendered.

Any 2010 Notes or portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment date to the close of business on the business day next preceding the following interest payment date that has not been called for redemption during such period, shall be accompanied by payment, in immediately available funds or other funds acceptable to us, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided however that no such payment need be made to the extent any overdue interest shall exist at the time of conversion with respect to any such 2010 Notes or portion thereof. On conversion of a note, that portion of accrued and unpaid interest, if any, remaining unpaid on such conversion shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the holder thereof through delivery of the common stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the 2010 Notes being converted pursuant to the provisions hereof. Except as provided above, no payment or other adjustment shall be made for interest accrued on any note converted or for dividends on any shares issued upon the conversion of such note.

Upon the conversion of an interest in a global note, the trustee (or other conversion agent appointed by us), shall make a notation on such global note as to the reduction in the principal amount represented thereby. We will notify the trustee in writing of any conversions of the 2010 Notes effected through any conversion agent other than the trustee.

Optional Redemption

The 2010 Notes may be redeemed at our election, as a whole or from time to time in part, at any time after July 6, 2009, and prior to maturity, upon notice, at a redemption price of 100% of the principal amount so redeemed, together with accrued and unpaid interest (including liquidated damages, if any), if any, up to but not including the date fixed for redemption; provided, however, that the 2010 Notes will not be redeemable during such period unless the closing price per share of common stock exceeds 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days immediately preceding the aforesaid notice to holders.

In case of any redemption at our election of all or any part of the 2010 Notes, we will, at least 15 days prior to the giving of the notice of redemption to the holders, notify the trustee of the redemption date and of the principal amount of 2010 Notes to be redeemed. In the case of any redemption of 2010 Notes prior to the expiration of any restriction on such redemption provided in the terms of such 2010 Notes or elsewhere in the Indenture, we will furnish the trustee with a certificate evidencing compliance with all such restrictions.

If less than all the 2010 Notes are to be redeemed, the particular 2010 Notes to be redeemed shall be selected not more than 60 days and not less than 30 days prior to the redemption date by the trustee, from the outstanding 2010 Notes not previously called for redemption, by lot, pro rata or any other method that complies with the requirements of any exchange on which the 2010 Notes are listed or quoted and that the trustee shall deem fair and appropriate.

If any 2010 Notes selected for partial redemption are converted in part before termination of the conversion right with respect to the portion of the 2010 Notes so selected, the converted portion of such 2010 Notes shall be deemed, solely for purposes of determining the aggregate principal amount of the 2010 Notes to be redeemed, to be the portion selected for redemption (provided, however, that the holder of such 2010 Notes so converted and deemed redeemed shall not be entitled to any interest payment as a result of such deemed redemption except for such interest payment as such holder would have otherwise been entitled to receive upon conversion of such 2010 Notes). 2010 Notes that have been converted during a selection of 2010 Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

2010 Notes in denominations of $1,000 may only be redeemed in whole. The trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of 2010 Notes that have denominations larger than $1,000.

The trustee shall promptly notify us and the 2010 Notes registrar (if other than itself) in writing of the 2010 Notes selected for redemption and, in the case of any 2010 Notes selected for partial redemption, the principal amount thereof to be redeemed.

Notice of redemption shall be given at least 30 days, but not more than 60 days, prior to the redemption date; provided, that failure to give such notice in the manner herein provided to the holder of any 2010 Notes designated for redemption as a whole or in part, or any defect in the notice to any such holder, shall not affect the validity of the proceedings for the redemption of any other such 2010 Notes or portion thereof.

All notices of redemption shall state:

•	the redemption date;

•	the redemption price;

•	if less than all outstanding 2010 Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular 2010 Notes to be redeemed;

•

if any 2010 Notes are to be redeemed in part only, the portion of the principal amount of such 2010 Notes to be redeemed, and the notice that relates to such 2010 Notes shall state that on and after the redemption date, upon surrender of such 2010 Notes, the holder shall receive, without a charge, a new 2010 Notes or 2010 Notes of authorized denominations for the principal amount thereof remaining unredeemed;

•

that on the redemption date, the redemption price shall become due and payable upon each such note, or the portion thereof, to be redeemed and, if applicable, that interest thereon shall cease to accrue on and after said date;

•	the place or places of payment where such 2010 Notes are to be surrendered for payment of the redemption price;

•	that 2010 Notes called for redemption must be presented and surrendered to the paying agent to collect the redemption price;

•	the then current conversion price;

•	that the 2010 Notes called for redemption may be converted at any time before the close of business on the last business day prior to the redemption date;

•	the CUSIP number of such 2010 Notes, if any; and

•	that a holder of 2010 Notes who desires to convert 2010 Notes must satisfy the requirements for conversion contained in such 2010 Notes.

Notice of redemption of 2010 Notes to be redeemed shall be given by us or, at our request, by the trustee in the name and at our expense.

Not later than 11:00 a.m. New York City time on the redemption date, we will deposit with the trustee or with a paying agent an amount of money sufficient to pay, on the redemption date, the redemption price of all the 2010 Notes or portions thereof that are to be redeemed on that date, other than 2010 Notes or portions thereof called for redemption on that date that have been delivered by us to the trustee for cancellation or have been converted. Upon written request, the trustee or the paying agent, as the case may be, shall return to us no later than 5 business days after such request any money not required to pay such redemption price.

Notice of redemption having been given, the 2010 Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price therein specified, and from and after such date such 2010 Notes shall cease to bear interest. Upon surrender of any such 2010 Notes for redemption in accordance with the notice, such 2010 Notes shall be paid by us at the redemption price.

If any 2010 Notes called for redemption shall not be so paid upon surrender thereof for redemption, the redemption price, shall, until paid, bear interest from the redemption date at the rate borne by the 2010 Notes and such 2010 Notes shall remain convertible into common stock until the redemption price, and any such accrued interest, shall have been paid or duly provided for.

Any 2010 Notes that are to be redeemed only in part shall be surrendered and we will execute and the trustee will authenticate and deliver to the holder of such 2010 Notes without service charge a new note or 2010 Notes, of any authorized denomination as requested by such holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the 2010 Notes so surrendered.

Change in Control Requires us to Purchase of 2010 Notes at the Option of the Holder

In the event of any Change in Control (as defined below) of us, each holder of 2010 Notes will have the right, at the holder’s option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part of the holder’s 2010 Notes, provided that the principal amount must be $1,000 or an integral multiple of $1,000. Each holder of 2010 Notes will have the right to require us to make that purchase on the date that is 45 business days after the occurrence of the Change in Control (the “Repurchase Date”) at a cash price equal to 100% of the principal amount of that holder’s 2010 Notes plus accrued interest to the Repurchase Date (the “Repurchase Price”).

Within 30 business days after the Change in Control, we will mail to the trustee, each holder, and beneficial owners as required by applicable law, a notice regarding the Change in Control, which will state, among other things:

•	the date of the Change in Control and, briefly, the events causing the Change in Control;

•	the date by which the Change in Control Purchase Notice must be given;

•	the Repurchase Date;

•	the Repurchase Price;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures that holders must follow to exercise these rights;

•	the procedures for withdrawing a Change in Control Purchase Notice (as defined below);

•	the place or places where the 2010 Notes are to be surrendered for payment of the Repurchase Price or for conversion;

•	that holders who want to convert 2010 Notes must satisfy the requirements provided in the 2010 Notes; and

•	briefly, the conversion rights of holders of 2010 Notes.

If we do not mail the notice within 30 business days after the Change in Control, an Event of Default (as defined below) will occur under the Indenture without the lapse of additional time. We will cause a copy of the notice regarding the Change in Control to be published in The Wall Street Journal or another daily newspaper of national circulation.

To exercise the purchase right, the holder must deliver written notice of the exercise of the purchase right (a “Change in Control Purchase Notice”) to the trustee or an office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, prior to the close of business, on the Repurchase Date. Any Change in Control Purchase Notice must state:

•	the name of the holder;

•	the certificate numbers of the 2010 Notes to be delivered by the holder of those 2010 Notes for purchase by us;

•	the portion of the principal amount of 2010 Notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the 2010 Notes are to be purchased by us pursuant to the applicable provisions of the 2010 Notes.

A holder may withdraw any Change in Control Purchase Notice by a written notice of withdrawal delivered to the trustee prior to the close of business on the Repurchase Date. The notice of withdrawal must state the principal amount and the certificate numbers of the 2010 Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

Under the Indenture, “Change in Control” is deemed to have occurred upon the occurrence of any of the following events:

•

any person acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction (other than a transaction described below), of more than 50% of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•

we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any person, or any person consolidates with or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transactions where:

•

our voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock, as defined below) of the surviving or transferee corporation, and

•

immediately after such transaction, no person, other than one or more persons who were the beneficial owner, directly or indirectly, of more than 50% of our total voting power of all of the voting stock immediately before such transaction, is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

•

during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (but not a committee thereof), together with any new directors whose election to such Board of Directors (but not a committee thereof), or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors (but not a committee thereof) then in office;

•

a special resolution is passed by our stockholders approving a plan of liquidation or dissolution, and no additional approvals of our stockholders are required under applicable law to cause such a liquidation or dissolution; or

•	there shall occur a termination of trading.

“Redeemable Capital Stock” means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the stated maturity of the 2010 Notes or is redeemable at the option of the holder thereof at any time prior to such stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such stated maturity; provided, however, that Redeemable Capital Stock shall not include any common stock which the holder may cause us to repurchase or redeem upon termination of such holder’s employment.

We will comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase 2010 Notes at the option of the holders of 2010 Notes upon a Change in Control. In some circumstances, the Change in Control purchase feature of the 2010 Notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is the result of negotiations between us and the initial purchasers.

If a Change in Control were to occur, we can not assure you that we would have funds sufficient to pay the Repurchase Price for all of the 2010 Notes that might be delivered by holders seeking to exercise the purchase right, because we or our subsidiaries might also be required to prepay some indebtedness or obligations having financial covenants with change of control provisions in favor of the holders of that indebtedness or those obligations. In addition, our other indebtedness or obligations may have cross-default provisions that could be triggered by a default under the Change in Control provisions, thereby possibly resulting in acceleration of the maturity of that other indebtedness or those obligations. In addition, our ability to purchase the 2010 Notes with cash may be limited by the terms of our then-existing borrowing agreements. No 2010 Notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an Event of Default described under “—Events of Default” below (other than a default in the payment of the Repurchase Price with respect to those 2010 Notes).

If a holder elects to convert its 2010 Notes in connection with a corporate transaction that constitutes a Change in Control at any time on or prior to July 6, 2010, pursuant to which 10% or more of the consideration for the common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or any United States system of automated dissemination of quotations of securities prices or an established over-the-counter trading market in the United States (a “Non-Stock Change in Control”), then, in addition to the common stock such holder is entitled to receive upon such conversion, we will pay a make-whole premium in cash to such holders; provided that if the share price in such transaction is less than U.S.$1.83 (subject to adjustment), no make-whole premium shall be paid by us. The make-whole premium shall only be paid with respect to the 2010 Notes being converted in connection with such Non-Stock Change in Control and shall not be effective as to any 2010 Notes not so converted.

Events of Default

Under the Indenture an Event of Default will occur upon any of the following:

•	default in the payment of any interest (including any liquidated damages) upon any note, when such interest becomes due and payable, and continuance of such default for a period of 30 days; or

•

default in the payment of (i) the principal of (or premium, if any, on) any note when it becomes due and payable at its maturity, or (ii) the redemption price with respect to any note when it becomes due and payable; or

•	default in the payment of the Repurchase Price in respect of any note on the Repurchase Date therefor; or

•	failure by us to give notice regarding a Change in Control within 30 business days of the occurrence to all holders of outstanding note and to the trustee; or

•

failure by us to deliver shares of common stock (together with cash in lieu of fractional shares or with respect to the make-whole premium, if any) when such common stock (or cash in lieu of fractional shares or with respect to the make-whole premium, if any) is required to be delivered following conversion of 2010 Notes and continuation of such default for a period of 10 days; or

•

default in the performance, or breach, of any covenant or warranty in the Indenture with respect to any note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding 2010 Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or

•

a default under any bonds, debentures, 2010 Notes or other evidences of indebtedness for money borrowed of ours or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the 2010 Notes then outstanding, a written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder (unless such default has been cured or waived); or

•	we or any of our significant subsidiaries pursuant to or within the meaning of any bankruptcy law:

•	commences a voluntary case,

•	consents to the entry of an order for relief against it in an involuntary case,

•	consents to the appointment of a custodian of it or for all or substantially all of its property, or

•	makes a general assignment for the benefit of its creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

•	is for relief against us or any of our significant subsidiaries in an involuntary case,

•	appoints a custodian for us or any of our significant subsidiaries or for all or substantially all of the property of any of them, or

•	orders the winding up or liquidation of us or any of our significant subsidiaries,

and the order or decree remains unstayed and in effect for 60 days; or

•

we fail to timely file its quarterly report on Form 10-Q for the period ending September 30, 2008 or our annual report on Form 10-K for the year ended December 31, 2007, or the net income amounts disclosed for the four consecutive fiscal quarters ending immediately prior to October 1, 2008 in such reports, as filed with the SEC, shall not have been determined in accordance with GAAP, consistently applied or shall not fairly present our results of operation for any such quarter.

Form, Denomination, Exchange, Transfer and Payment

We initially issued the 2010 Notes in the form of one global note. The global 2010 note is deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. The 2010 Notes have been issued in denominations of $1,000 and $1,000 multiples.

The principal, any premium and any interest on the 2010 Notes will be payable, without coupons, and the exchange of and the transfer of the 2010 Notes will be registrable, at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for that purpose.

Holders may present the 2010 Notes for exchange, and for registration of transfer, with the form of transfer endorsed on those 2010 Notes, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. We appointed the trustee of the 2010 Notes as securities registrar under the Indenture. We may at any time rescind designation of any transfer agent or approve a change in the location through which any transfer agent acts, provided that we maintain a transfer agent in each place of payment for the 2010 Notes. We may at any time designate additional transfer agents for the 2010 Notes.

All monies paid by us to a paying agent for the payment of principal, any premium or any interest, on any note which remains unclaimed for two years after the principal, premium or interest has become due and payable may be repaid to us, and after the two-year period, the holder of that note may look only to us for payment.

In the event of any redemption, we will not be required to:

•

issue, register the transfer of or exchange 2010 Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of 2010 Notes to be redeemed and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any note called for redemption, except, in the case of any 2010 Notes being redeemed in part, any portion not being redeemed.

Book-Entry System

Upon the issuance of the global 2010 Notes, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the 2010 Notes represented by that global note to the accounts of institutions or persons, commonly known as participants, that have accounts with DTC or its nominee. The accounts credited were designated by the initial purchasers, dealers or agents. Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of interests in a global note are shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in that global note). The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

So long as DTC or its nominee is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the 2010 Notes and for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the 2010 Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of 2010 Notes in definitive form and will not be considered to be the owners or holders of any 2010 Notes under the Indenture or that global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of 2010 Notes under the Indenture of that global note. We understand that under existing industry practice, in the event we request any action of holders of 2010 Notes or if an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through them to take those actions or would otherwise act upon the instructions of beneficial owners owning through them.

Payments of principal of and any premium and any interest on the 2010 Notes represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner and holder of that global note, against surrender of the 2010 Notes at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address.

We expect that DTC, upon receipt of any payment of principal, and any premium and any interest, in respect of a global note, will immediately credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown on the records of DTC. We expect that payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants. We, our agent, the trustee and its agent will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in that global note owning through those participants.

Unless and until it is exchanged in whole or in part for 2010 Notes in definitive form, a global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or a successor to DTC selected or approved by us or to a nominee of that successor to DTC.

The 2010 Notes represented by a global note will be exchangeable for 2010 Notes in definitive form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

•

DTC notifies us and the trustee that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we, in our sole discretion, determine not to have all of the 2010 Notes represented by a global note and notify the trustee of that determination; or

•

there is, or continues to be, an Event of Default and the beneficial holders representing a majority in principal amount of the 2010 Notes represented by such global note advise DTC to cease acting as depositary for such global note.

Any note that is exchangeable pursuant to the preceding sentence is exchangeable for 2010 Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global 2010 Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the Indenture, notices to holders of 2010 Notes will be given by mail to the addresses of holders of the 2010 Notes as they appear in the security register.

Information Regarding the Trustee

U.S. Bank National Association is the Trustee under the Indenture.

Registration Rights of Holders of the 2010 Notes

We and the initial purchasers entered into the Registration Rights Agreement on July 6, 2007. We have summarized portions of the Registrations Rights Agreement below. This Summary is not complete. We encourage you to read the Registration Rights Agreement. We will provide you with a copy, at no charge, if you contact us. The Registration Rights Agreement is also an exhibit to our current report on Form 8-K as filed with the SEC on July 6, 2007.

Under the registration rights agreement, we generally are required to:

•	file, within 30 days after the closing date for this offering, a shelf registration statement covering the 2010 Notes and the common stock issuable upon conversion of the 2010 Notes;

•	use all reasonable efforts cause the shelf registration to become effective as soon as reasonably practicable; and

•

use all reasonable efforts to keep the shelf registration statement effective until the earlier of the sale of all the transfer restricted securities or two years after the latest date of original issuance.

When we use the term “transfer restricted securities” in this section, we mean 2010 Notes and the common stock issued upon conversion of the 2010 Notes until the earlier of the following events:

•

the date the note or common stock issued upon conversion has been effectively registered under the Securities Act of 1933, as amended, and sold or transferred pursuant to the shelf registration statement;

•

the date on which the 2010 Notes or common stock issued upon conversion are distributed to the public pursuant to Rule 144 under the Securities Act of 1933, as amended, or is available for sale pursuant to Rule 144(k) under the Securities Act of 1933, as amended; or

•	the date the note or common stock issued upon conversion ceases to be outstanding.

We will be required to pay predetermined liquidated damages if one of the following “registration defaults” occurs:

•	we do not file the shelf registration statement within 30 days after the closing date for this offering;

•	the SEC does not declare the shelf registration statement effective within 90 days after the closing date of this offering; or

•	after it has been declared effective, the shelf registration statement ceases to be effective or available for more than 30 days in any period of 365 consecutive days.

In the event of a registration default, we will pay liquidated damages to each holder of 2010 Notes constituting or convertible into transferred restricted securities, for the period immediately following the occurrence of such registration default on the outstanding principal amount of such 2010 Notes at a rate of the Liquidated Damages Rate.

The “Liquidated Damages Rate” shall mean:

(A)	for periods that only include business days on or before the day that is 60 days after the commencement of a registration default, 0.25% per annum,

(B)	for periods that only include days after the date that is 60 days after the commencement of a registration default, 0.50% per annum, and

(C)	for periods that include days both before and after the date that is 60 days after the commencement of a registration default, a percentage equal to a fraction, the numerator of which shall be the sum of

(i)	the number of days in such period that are on or before the date that is 60 days after the commencement of such registration default multiplied by 0.25% and

(ii)	the number of days in such period that are after the date that is 60 days after the commencement of such registration default multiplied by 0.50% and the denominator of which shall be the total number of days comprising such period.

Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default (without in any way limiting the effect of any subsequent registration default). The rate of accrual of liquidated damages with respect to any period shall not exceed the rate provided for in this paragraph notwithstanding the occurrence of multiple concurrent registration defaults. All accrued liquidated damages shall be paid to the holders of 2010 Notes constituting or convertible into transfer restricted securities, pursuant to the terms of the Indenture with respect to the payment of interest.

We may suspend the use of the shelf registration statement in certain circumstances described in the registration rights agreement upon notice to the holders of the transfer restricted securities, subject to the rights of the holders of transfer restricted securities to receive liquidated damages in accordance with the registration rights agreement. We will provide copies of the prospectus and notify holders of 2010 Notes and common stock issued upon conversion when the shelf registration statement is filed and when it becomes effective.

We will give notice to all holders of the filing and effectiveness of the shelf registration statement. You will need to complete the notice and questionnaire attached as Annex A to this prospectus prior to any intended distribution of your transfer restricted securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the “questionnaire.” You are required to complete and deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as selling securityholders in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend as set forth above. We will pay liquidated damages to you if we fail to make this filing in the required time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain United States federal income tax consequences that may be relevant to an investment in the 2010 Notes but does not purport to be a complete analysis of all of the potential tax considerations that you may need to consider before investing based on your particular circumstances. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended which we call the “Code,” Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all of which are subject to change with possible retroactive effect. This summary applies to you only if you hold the 2010 Notes and common stock as capital assets within the meaning of the Code. This summary does not discuss any estate, gift, state, local or foreign tax considerations and does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, regulated investment companies, banks or other financial institutions, partnerships, S corporations and other flow- through entities for federal income tax purposes, holders subject to the alternative minimum tax, expatriates, investors whose functional currency is not the U.S. dollar, and investors who hold the 2010 Notes as part of a hedge, straddle or conversion transaction. In addition, this summary deals only with 2010 Notes acquired in this offering at their original issue price within the meaning of Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the 2010 Notes, including the “market discount” and “acquisition premium” rules of the Code. We have not obtained, nor do we intend to obtain, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and we can not assure you that the IRS will agree with these statements and conclusions. The summary assumes that the 2010 Notes will be treated as indebtedness and as securities for federal tax purposes. This summary does not discuss the consequences to you of any transaction that would constitute a Change in Control, as defined in “Description of Notes” above, including but not limited to the tax consequences of adjustments to the 2010 Notes in the event of a consolidation, merger or other corporate transaction. In addition, you should be aware that this summary does not address the tax consequences of your receipt of the “make-whole” payments on a optional redemption.

IF YOU ARE CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

This summary applies to you if you are a U.S. Holder. For purposes of this summary, the term “U.S. Holder” means a beneficial owner of 2010 Notes or common stock that is:

•	a citizen or resident of the United States;

•

a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia) or a partnership otherwise treated as a United States person under applicable Treasury Regulations;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; and

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more persons have the authority to control all substantial decisions of the trust; or an electing trust in existence on August 20, 1996 to the extent provided in Treasury Regulations.

If a partnership holds 2010 Notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in that partnership, you should consult your tax advisor.

Interest on Notes. You generally will be required to recognize ordinary income when interest on the 2010 Notes is paid or accrued, in accordance with your regular method of tax accounting, for United States federal income tax purposes. In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the 2010 Notes. For example, we would have to pay liquidated damages to you in certain circumstances described in “Description of Securities to be Registered —Registration Rights of Holders of the 2010 Notes.” In addition, in certain cases we will be able to call the 2010 Notes for redemption at a price that will include an additional amount in excess of the principal amount of the 2010 Notes. According to Treasury Regulations, the possibility of liquidated damages being paid to you will not affect the amount of interest income you recognize, in advance of the payment of any liquidated damages, if there is only a remote chance as of the date the 2010 Notes were issued that you will receive liquidated damages. We believe that the likelihood that we will pay liquidated damages is remote. Therefore, we do not intend to treat the potential payment of liquidated damages as part of the yield to maturity of any 2010 Notes. Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the 2010 Notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any 2010 Notes. Our determination that these contingencies are incidental or remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If we pay liquidated damages on the 2010 Notes, you will be required to recognize additional interest income. If we pay a redemption premium, the premium could be treated as capital gain under the rules described under “—Sale or Exchange of Notes or Shares of Common Stock,” unless the amount of that premium is treated under the Code as unaccrued original issue discount not previously included in your income.

Constructive Dividends. Certain corporate transactions, such as distributions of assets to holders of our common stock, may be treated as deemed distributions to you if the conversion price of the 2010 Notes is adjusted to reflect those transactions. Other adjustments to the conversion price of the 2010 Notes may also be treated as deemed distributions to you. Such deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the rules discussed below under “Dividends on Common Stock” and you may recognize income as a result even though you receive no cash or property.

Sale or Exchange of Notes or Shares of Common Stock. You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of 2010 Notes (other than a conversion) measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest, which will generally be taxable as ordinary income), and (ii) your adjusted tax basis in the 2010 Notes. In general, if you hold common stock into which the 2010 Notes have been converted, you will recognize gain or loss upon the sale, exchange, or other disposition of the common stock measured by the difference between (i) the amount of cash and the fair market value of any property you receive, and (ii) your adjusted basis in the common stock. (For a discussion of the basis and holding period of shares of common stock, see “—Conversion of Notes,” below.) Gain or loss on the disposition of 2010 Notes or common stock will generally be capital gain or loss and will be long-term gain or loss if the 2010 Notes or shares of common stock have been held for more than one year at the time of such disposition.

Conversion of Notes. You generally will not recognize gain or loss on the conversion of the 2010 Notes solely into common stock, except with respect to cash received in lieu of fractional shares and except for common stock attributable to accrued interest which may be taxable as interest as discussed above. Except for common stock attributable to any accrued interest, your tax basis in the shares of common stock received upon conversion of the 2010 Notes will be equal to your adjusted tax basis in the 2010 Notes exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share of common stock). Except for common stock attributable to any accrued interest, the holding period of the common stock will generally include the period during which you held the 2010 Notes prior to conversion. Under the current ruling policy of the IRS, cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. You generally will recognize gain or loss on the receipt of cash paid in lieu of such fractional shares equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares. To the extent that the common stock you receive on conversion is attributable to accrued interest on the 2010 Notes, you will recognize ordinary income in accordance with your regular method of accounting for federal income tax purposes. Your tax basis in the common stock attributable to accrued interest generally should equal the value of the common stock on the date of conversion and your holding period in the common stock will not include the period during which you held the 2010 Notes prior to conversion.

Dividends on Common Stock. Distributions on shares of our common stock will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends paid to those of you that are individuals generally are subject to a maximum federal income tax rate of fifteen percent (15%). Dividends paid to those of you that are United States corporations may qualify for the dividends-received deduction, subject to the limitations on the dividends-received deduction generally. To the extent that you receive distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of common stock. Any such distributions in excess of your adjusted tax basis in the shares of common stock will generally be treated as capital gain.

A failure to fully adjust the conversion price of the 2010 Notes to reflect a stock dividend or other event increasing the proportionate interest of holders of our common stock in our earnings and profits or assets could, in some circumstances, be deemed to result in the payment of a taxable dividend to the holders of our common stock.

Our Deductions for Interest on the Notes. Under Section 279 of the Code, deductions otherwise allowable to a corporation for interest expense may be reduced or eliminated in the case of “corporate acquisition indebtedness.” This is defined generally to include subordinated convertible debt issued to provide consideration for the acquisition of stock or a substantial portion of the assets of another corporation, where the acquiring corporation does not meet statutorily specified debt/equity ratio and earnings coverage tests. Our deductions for interest on any 2010 Notes could be reduced or eliminated if the 2010 Notes so issued meet the definition of corporate acquisition indebtedness in the year of issuance. Also, the 2010 Notes could become corporate acquisition indebtedness in a subsequent year if we initially meet the debt/equity ratio and earnings coverage tests, but later fail them in a year during which we issue additional indebtedness for corporate acquisitions. Because, among other things, the 2010 Notes are not expressly subordinated to any of our unsecured debt and because the 2010 Notes have the same creditor priority as more than an insubstantial amount of our trade debt, we believe the 2010 Notes are not subordinated within the meaning of section 279 of the Code and therefore do not constitute corporate acquisition indebtedness. No assurance can be given in this regard, however.

Under Section 163(l) of the Code, our deductions for interest on the 2010 Notes would be disallowed if they are found to be “disqualified debt instruments.” Disqualified debt instruments are debt instruments:

•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

For these purposes, principal or interest on a debt instrument is treated as required to be paid in or converted into issuer equity if the payment or conversion may be required at the option of the holder and that option is substantially certain to be exercised. We do not believe that principal or interest on the 2010 Notes is required to be paid in or converted into our equity under section 163(l) of the Code because principal or interest on our 2010 Notes only may be exchanged for our common stock at the holder’s option, and we do not believe that this option is substantially certain to be exercised. Furthermore, the legislative history of section 163(l) of the Code indicates that the provision is not intended to apply to debt instruments with a conversion feature where the conversion price is significantly higher than the market price of the stock on the issue date of the debt. We believe that the conversion price of the 2010 Notes was significantly higher than the market price of our common stock on the date the 2010 Notes were issued. Accordingly, we anticipate that the 2010 Notes will not be disqualified debt instruments under section 163(l) of the Code. However, our conclusions in this regard are based on factual judgments and we can not assure you that the IRS or a court would agree with our conclusions.

Information Reporting and Backup Withholding.

Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the 2010 Notes or shares of common stock made by us with respect to certain noncorporate U.S. Holders. If you are a noncorporate U.S. Holder, you generally will be subject to backup withholding at a rate of 31% unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against federal income tax, upon furnishing the required information.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE 2010 NOTES AND COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

LEGAL MATTERS

The validity of the 2010 Notes and shares of common stock offered hereby will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports of UHY LLP (UHY), our Independent Registered Public Accounting Firm as of and for the years ended December 31, 2005 and December 31, 2006 and report of KPMG LLP (KPMG), our independent Registered Public Accounting Firm for the year ended December 31, 2004.

The consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 2005 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows, for the years then ended, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference herein in reliance upon the report of UHY, our independent registered public accounting firm for those periods, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for TranSwitch Corporation and subsidiaries for the year ended December 31, 2004 and the related financial statement schedule, have been incorporated by reference herein in reliance upon the report of KPMG, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: 100F Street N.E., Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100F Street N.E., Room 1580, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.transwitch.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 0-25996):

•	Annual report on Form 10-K for the year ended December 31, 2006, as filed on March 6, 2007;

•	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2007 as filed on May 10, 2007;

•	Quarterly report on Form 10-Q for the quarterly period ended June 30, 2007 as filed on August 9, 2007;

•	Current report on Form 8-K, as filed on July 6, 2007;

•	Current report on Form 8-K, as filed on July 2, 2007;

•	Current report on Form 8-K, as filed on June 29, 2007;

•	Current report on Form 8-K, as filed on May 25, 2007;

•	Current report on Form 8-K, as filed on April 27, 2007;

•	Current report on Form 8-K, as filed on March 6, 2007;

•	Current report on Form 8-K, as filed on January 24, 2007;

•	Current report on Form 8-K, as filed on January 16, 2007;

•	Current report on Form 8-K, as filed on January 12, 2007;

•	The “Description of Capital Stock” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A, dated April 28, 1995; and

•

The “Description of Registrant’s Securities to be Registered” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A12G dated October 2, 2001, as amended on Form 8-A12G/A dated March 1, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810 x2489

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

* * *

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Annex A

Notice

The undersigned beneficial owner (the “Selling Securityholder”) of Transfer Restricted Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Transfer Restricted Securities beneficially owned by it and listed below in Item (3), unless otherwise specified in Item (3), pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands and agrees that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company, the Company’s directors and the Company’s officers who sign the Shelf Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against certain losses arising in connection with statements concerning the undersigned made in the Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Questionnaire

1. (a)	Full Legal Name of Selling Securityholder:

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Transfer Restricted Securities listed in Item (3) below are held:

(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Transfer Restricted Securities listed in Item (3) below are held:

2.	Address for Notices to Selling Securityholder:

Telephone:

Fax:

Contact Person:

3.	Beneficial Ownership of Transfer Restricted Securities:

(a)	Type and Amount of Transfer Restricted Securities beneficially owned:

(b)	CUSIP No(s). of such Transfer Restricted Securities beneficially owned:

i

(c)	Type and Amount of Transfer Restricted Securities to be registered:

4.	Beneficial Ownership of Other Securities of the Company owned by the Selling Securityholder:

Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any securities of the Company other than the Transfer Restricted Securities listed above in Item (3).

(a)	Type and Amount of Other Securities beneficially owned:

(b)	CUSIP No(s). of such Other Securities beneficially owned:

5.	Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

6.	Plan of Distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Transfer Restricted Securities listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): Such Transfer Restricted Securities may be sold from time to time directly by the undersigned or alternatively, through underwriters, broker-dealers or agents. If the Transfer Restricted Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts and commissions and/or agent’s commissions. Such Transfer Restricted Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve cresses or block transactions) (i) on any national securities exchange or quotation service on which the Transfer Restricted Securities may be listed or quoted at the time of sale; (ii) in the over-the-counter market; (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market; or (iv) through the writing of options. In connection with sales of the Transfer Restricted Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Transfer Restricted Securities in the course of hedging the positions they assume. The Selling Securityholder may also sell Transfer Restricted Securities short and deliver Transfer Restricted Securities to close out such short positions, or loan or pledge Transfer Restricted Securities to broker-dealers that in turn may sell such securities.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Transfer Restricted Securities without the prior agreement of the Company.

The undersigned acknowledges that it understands its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Transfer Restricted Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The Selling Securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Securityholders against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing, by hand delivery, first-class mail or air courier guaranteeing overnight delivery at the address set forth below. In the absence of any such notification, the Company shall be entitled to continue to rely on the accuracy of the information in this Notice and Questionnaire.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to items (1) through (6) above and inclusion of such information in the Shelf Registration Statement and the Prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation, amendment or supplementation of the Shelf Registration Statement and the Prospectus.

The terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives, and assigns of the Company and the Selling Securityholder with respect to the Transfer Restricted Securities beneficially owned by the Selling Securityholder and listed in Item (3) above. This agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made in the State of New York.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:
Selling Securityholder
(Print or type full legal name of beneficial owner of Transfer Restricted Securities)

By:
Name:
Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

TranSwitch Corporation 3 Enterprise Drive Shelton, Connecticut 06484 Attention: Corporate Secretary

with a copy to: Brown Rudnick Berlack Israels LLP One Financial Center Boston, MA 02111 Attn: Timothy C. Maguire, Esq.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the expenses we expect to incur and pay in connection with the issuance and distribution of the securities being registered:

Registration Fee — Securities and Exchange Commission	$768
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	30,000
Transfer Agent Fees and Expenses	5,000
TOTAL	$55,768

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (DGCL) permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys’ fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on our behalf and against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if:

•	he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TranSwitch; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to us.

Article Ten of our amended and restated certificate of incorporation, as amended, contains provisions that eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL.

We maintain directors and officers’ liability insurance for the benefit of our directors and certain of our officers.

Our amended and restated by-laws contain no provisions relating to the indemnification of officers and directors.

ITEM 16.	EXHIBITS.

The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this registration statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit Number	Description of Exhibit

4.1	Indenture dated July 6, 2007 by and among TranSwitch Corporation and U.S. Bank National Association as trustee (filed as Exhibit 4.1 to TranSwitch’s current report on Form 8-K as filed with the SEC on July 6, 2007 and incorporated herein by reference).

5.1	Legal Opinion of Brown Rudnick Berlack Israels, LLP (filed herewith).

10.1	Registration Rights Agreement by and among TranSwitch Corporation and the Initial Purchasers named therein dated as of July 6, 2007 (as filed as Exhibit 10.2 to TranSwitch’s current report on Form 8-K as filed with the SEC on July 6, 2007 and incorporated herein by reference).

12.1	Statement re computation of ratios (filed herewith).

23.1	Consent of UHY LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

24.1	Power of Attorney (Contained on Signature Page).

25.1	Statement of eligibility of trustee on form T-1 (filed herewith).

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut on August 10, 2007.

TRANSWITCH CORPORATION

By:	/s/ Dr. Santanu Das
Dr. Santanu Das Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Santanu Das and Mr. Theodore Chung, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signature	Title(s)	Date

/s/ Dr. Santanu Das Dr. Santanu Das	President and Chief Executive Officer (principal executive officer)	August 10, 2007

/s/ Mr. Theodore Chung Mr. Theodore Chung	Interim Chief Financial Officer (principal financial and accounting officer)	August 10, 2007

/s/ Mr. Alfred F. Boschulte Mr. Alfred F. Boschulte	Chairman of the Board	August 10, 2007

/s/ Mr. Gerald F. Montry Mr. Gerald F. Montry	Director	August 10, 2007

/s/ Mr. James M. Pagos Mr. James M. Pagos	Director	August 10, 2007

/s/ Dr. Albert E. Paladino Dr. Albert E. Paladino	Director	August 10, 2007

/s/ Mr. Erik H. van der Kaay Mr. Erik H. van der Kaay	Director	August 10, 2007

/s/ Dr. Hagen Hultzsch Dr. Hagen Hultzsch	Director	August 10, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Indenture dated July 6, 2007 by and among TranSwitch Corporation and U.S. Bank National Association as trustee (filed as Exhibit 4.1 to TranSwitch’s current report on Form 8-K as filed with the SEC on July 6, 2007 and incorporated herein by reference).

5.1	Legal Opinion of Brown Rudnick Berlack Israels, LLP (filed herewith).

10.1	Registration Rights Agreement by and among TranSwitch Corporation and the Initial Purchasers named therein dated as of July 6, 2007 (as filed as Exhibit 10.2 to TranSwitch’s current report on Form 8-K as filed with the SEC on July 6, 2007 and incorporated herein by reference).

12.1	Statement re computation of ratios (filed herewith).

23.1	Consent of UHY LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

24.1	Power of Attorney (Contained on Signature Page).

25.1	Statement of eligibility of trustee on form T-1 (filed herewith).